Exhibit 99.1

5 Sarnowski Drive, Glenville, New York, 12302

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Robert Leonard
Executive Vice President and
Chief Risk Officer
(518) 381-3693

TRUSTCO BANK CORP NY
ANNOUNCES VIRTUAL-ONLY ANNUAL MEETING OF SHAREHOLDERS

FOR IMMEDIATE RELEASE

Glenville, New York – May 7, 2020

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that the 2020 Annual Meeting of Shareholders will be held in a virtual-only format by webcast.  This meeting format will be used due to continuing public health concerns related to COVID-19, the protocols that federal, state, and local governments are imposing and may continue to impose, and in the interest of the health and wellbeing of our shareholders and other meeting participants.  The date and time of the meeting as announced in the Company’s 2020 Proxy Statement and Notice of Annual Meeting (“Proxy Statement”) will not change.  The meeting will be held at 10:00 AM Eastern Time on May 21, 2020.

As described in the Proxy Statement, those eligible to vote at the Annual Meeting are shareholders of record as of the close of business on March 23, 2020 or holders of a legal proxy for the meeting. The proxy card included with the Proxy Statement previously distributed will not be updated to reflect the change to a virtual meeting format and may continue to be used to vote shares in connection with the meeting.

Stockholders will be able to attend the meeting online, vote their shares electronically, and submit their questions by visiting www.virtualshareholdermeeting.com/TRST2020 and entering the control number included on the notice, proxy card or voting instruction form previously distributed. Stockholders may log in to the meeting platform beginning at 9:45 Eastern Time on May 21, 2020. Those without a control number may attend the meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not be able to vote or ask questions.

Shareholders are encouraged to vote their shares by internet, phone, or mail prior to the meeting.  Details can be found on the proxy card, notice and access card, or voting instructions previously provided.

About TrustCo Bank Corp NY

TrustCo Bank Corp NY is a $5.3 billion savings and loan holding company and through its subsidiary, Trustco Bank, operates 148 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expectations for the repurchase of our common stock, including the aggregate amount of such repurchases. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed, including the risk that the stock repurchase program may not be completed as planned on a timely basis or at all and other risks and uncertainties under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our subsequent quarterly reports on Form 10-Q or other securities filings. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise